Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2025, in Post-Effective Amendment No. 5 to the Registration Statement (Form S-1 No. 333-268003) and related Prospectus of LiveWire Group, Inc. for the registration of its warrants and shares of its common stock.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 21, 2025